Exhibit 99.1

Newmont Announces Second Quarter 2013 Results

Consolidated spending1 down $362 million or 10% vs. first half of 2012; 2013 capital expenditure guidance lowered by $200 million in total

This release should be read in conjunction with Newmont’s Second Quarter 2013 Form 10-Q filed with the Securities and Exchange Commission on July 25, 2013 (available at www.newmont.com).

DENVER--(BUSINESS WIRE)--July 25, 2013--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today reported quarterly revenues of $2.0 billion and cash flow from continuing operations of $293 million, or $0.59 per basic share. A non-cash impairment charge, primarily related to the impact of lower gold and copper prices on long-term assets at Boddington and Tanami, as well as stockpiles and ore on leach pads, resulted in a net loss attributable to stockholders of $2.0 billion, or $4.06 per basic share.

“I am pleased with our progress to improve our costs and operating efficiencies across our portfolio, which has resulted in a $362 million reduction in year-to-date spending compared to the first half of 2012,” said Gary Goldberg, President and Chief Executive Officer. “We are also on track to reduce our corporate work force by more than one-third, with similar efforts underway at our regional offices. At our operations, we performed in line with our plans. Excluding non-cash asset write-downs, we remain on track with our original outlook for gold and copper production, costs applicable to sales and all-in sustaining costs,” Goldberg added.

Second Quarter Financial Highlights2

  Revenues of $2.0 billion;
  Attributable gold and copper production of 1.167 million ounces and 34 million pounds, down 1% and 11%, respectively, from the prior year quarter; attributable gold and copper sales of 1.213 million ounces and 37 million pounds, up 6% and 23%, respectively, from the prior year quarter;
  Consolidated spending1 down $362 million year-to-date compared to the first half of 2012;
  All-in sustaining costs3 of $1,136 per ounce, excluding stockpile write-downs or $1,548 per ounce, reflecting stockpile write-downs;
  Gold and copper costs applicable to sales (“CAS”)4 of $724 per ounce and $2.53 per pound, excluding stockpile write-downs, or $885 per ounce and $8.53 per pound reflecting stockpile write-downs;
  Average realized gold and copper prices of $1,386 per ounce and $2.66 per pound, respectively;
  Cash flow from continuing operations of $293 million or $732 million year-to-date;
  Dividends paid of $174 million;
  Maintaining full year 2013 attributable gold and copper production outlook5 of 4.8 – 5.1 million ounces and 150 – 170 million pounds, respectively;
  Maintaining annual gold CAS outlook of $675 to $750 per ounce, excluding stockpile write-downs, or adjusted to $750 to $825 per ounce, including stockpile write-downs; and
  As previously announced, Newmont’s Board of Directors approved a third quarter gold price-linked dividend of $0.25 per share6 based upon the average London P.M. Gold Fix for the second quarter.

Impairments

As a result of lower gold and copper prices and in accordance with US GAAP, second quarter net income was adjusted by $1.8 billion, net of taxes and minority interest, for impairments and revaluation. Of that amount, $272 million, net of tax and minority interest, is related to impairments of stockpiles and ore on leach pads. The remaining $1.5 billion, net of tax, is related to impairments of property, plant and mine development and other long-term assets at Boddington and Tanami in Australia. These charges do not impact the Company’s cash flow and are considered one-time charges.

Operations

North America

Nevada – Attributable gold production in Nevada was 383,000 ounces, an increase of 1% from the prior year quarter due to new production from Emigrant as well as higher grade and throughput at Phoenix essentially offset by lower tons and grade at Midas, lower grade and recovery at Mill 5, and lower grade at Mill 6. CAS was $691 per ounce during the second quarter, a decrease of 4% due to higher ounces sold. All-in sustaining costs at Nevada were $975 for the quarter.

The Company continues to expect 2013 attributable gold production of between 1.7 million and 1.8 million ounces at CAS of $600 to $650 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 54,000 ounces at CAS of $784 per ounce during the second quarter. Gold production decreased 8% from the prior year quarter due to lower leach recoveries. CAS per ounce increased 38% due to higher waste mining and lower production. All-in sustaining costs at La Herradura were $1,815 per ounce for the quarter.

Due to a pending land dispute between Fresnillo PLC (“Fresnillo”) and certain members of a community in the state of Sonora, Mexico, Fresnillo is now projecting up to 50,000 fewer ounces of production than forecasted from the Soledad and Dipolos mines for 2013, which translates to approximately 22,000 fewer ounces attributable to Newmont. Consequently, the Company now expects 2013 attributable gold production of between 200,000 and 250,000 ounces at CAS of $650 to $700 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 150,000 ounces at CAS of $662 per ounce during the second quarter. Gold production decreased 25% from the prior year quarter due to lower mill and leach production associated with the completion of mining at El Tapado in July of 2012. CAS per ounce increased 42% due to a leach pad write-down of $163 per ounce as a result of lower gold prices and lower silver by-product credits. All-in sustaining costs were $966 per ounce for the second quarter. Excluding the impact of the stockpile write-downs, all-in sustaining costs were $803 per ounce for the quarter.

The Company continues to expect 2013 attributable gold production of between 475,000 and 525,000 ounces. The Company now expects CAS of $650 to $700 per ounce including stockpile write-downs. Excluding these write-downs, the Company continues to expect CAS of $600 to $650 per ounce.

La Zanja – Attributable gold production during the second quarter at La Zanja in Peru was 17,000 ounces.

The Company continues to expect 2013 attributable gold production of between 40,000 and 50,000 ounces.

Australia/New Zealand

Boddington – Attributable gold and copper production during the second quarter at Boddington in Australia was 171,000 ounces and 16 million pounds, respectively, at CAS of $1,307 per ounce and $3.25 per pound, respectively. Gold and copper production decreased 5% and 11%, respectively, due to lower mill throughput partially offset by higher gold mill grade. Gold CAS increased 38% per ounce due to a stockpile write-down of $363 per ounce as a result of lower gold prices. Copper CAS increased 16% per pound due to a stockpile write-down of $0.85 per pound as a result of lower copper prices. All-in sustaining costs at Boddington were $1,534 per ounce for the quarter. Excluding the impact of the stockpile write-down, all-in sustaining costs were $1,088 per ounce for the quarter.

The Company continues to expect 2013 attributable gold and copper production of between 700,000 and 750,000 ounces and 70 and 80 million pounds, respectively. The Company now expects gold and copper CAS of $1,050 to $1,150 per ounce, and $2.75 to $2.95 per pound, including stockpile write-downs. Excluding these write-downs, the Company continues to expect CAS of $850 to $950 per ounce and $2.45 to $2.65 per pound.

Other Australia/New Zealand – Attributable gold production7 during the second quarter was 247,000 ounces at CAS of $1,124 per ounce. Gold production increased 17% from the prior year quarter due to higher mill throughput at Waihi as a result of a mill shutdown in the prior year quarter and higher mill throughput and ore grade from underground sources at Tanami partially offset by lower grade at Jundee and Kalgoorlie. CAS per ounce increased 28% due to a stockpile write-down of $200 per ounce as a result of lower gold prices, the remaining increase in cost is due to higher mining costs at Jundee. All-in sustaining costs were $1,417 per ounce for the quarter. Excluding the impact of the stockpile write-downs, all-in sustaining costs were $1,217 per ounce for the quarter.

The Company continues to expect 2013 attributable gold production of between 925,000 and 975,000 ounces. The Company now expects CAS of $1,000 to $1,100 per ounce including stockpile write-downs. Excluding these write-downs, the Company continues to expect CAS of $950 to $1,050 per ounce.

Indonesia

Batu Hijau – Attributable gold and copper production during the second quarter at Batu Hijau in Indonesia was 6,000 ounces and 18 million pounds, respectively, at CAS of $5,299 per ounce and $11.23 per pound, respectively. Gold and copper production decreased 25% and 10%, respectively, due to processing lower grade stockpile ore and lower mill throughput. CAS increased 462% per ounce and 410% per pound due to stockpile write-downs of $4,083 per ounce and $8.63 per pound as a result of lower gold and copper prices, respectively, and lower production.

The Company continues to expect 2013 attributable gold and copper production of between 20,000 and 30,000 ounces and 75 and 90 million pounds. Excluding write-downs, the Company continues to expect CAS of $900 to $1,000 per ounce and $2.20 to $2.40 per pound.

Africa

Ahafo – Attributable gold production during the second quarter at Ahafo in Ghana was 139,000 ounces at CAS of $596 per ounce. Gold production increased 5% from the prior year quarter due to higher mill throughput and recovery, a drawdown of in-process inventory partially offset by lower grade. CAS per ounce increased 2% from the prior year quarter due to higher labor costs and higher power costs partially offset by higher production and lower diesel costs associated with shorter haul distance. All-in sustaining costs at Ahafo were $944 per ounce for the quarter.

The Company continues to expect 2013 attributable gold production at Ahafo of between 525,000 and 575,000 ounces at CAS of $550 to $600 per ounce.

Capital Update

Capital expenditures in North America during the first half of 2013 were primarily related to the construction of the Phoenix Copper Leach project, the development of the Turf Vent Shaft project, surface and underground mine development in both Nevada and Mexico and infrastructure improvements in Nevada. Capital expenditures in South America were primarily related to the Conga and Merian projects, surface mine and leach pad development and equipment purchases. The majority of capital expenditures in Australia and New Zealand were for underground mine development, tailings facility construction, mining equipment purchases and infrastructure improvements. Capital expenditures in Batu Hijau were primarily for equipment and equipment component purchases. Capital expenditures in Africa were primarily related to Akyem development and the Subika expansion project, equipment purchases and surface mine development at Ahafo. The Company further reduced its 2013 consolidated capital expenditures by another $100 million during the quarter in addition to the $100 million reduced earlier this year, and now expects consolidated capital expenditure outlook to be $2,200 to $2,400 ($1,900 to $2,100 attributable to Newmont).

Approximately 40% of our 2013 capital expenditures will be allocated as development capital for Akyem, Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and other expansion projects in Nevada and at La Herradura. The remaining 60% is expected to be spent on sustaining capital. Additional capital investment is also possible at the Merian project in Suriname pending the outcome of further dialogue with the government and project economic evaluation.

2013 Outlook8

	Attributable Production	Consolidated CAS inclusive of stockpile write-downs	Consolidated CAS exclusive of stockpile write-downs	Consolidated Capital Expenditures	Attributable Capital Expenditures
Region	(Kozs, Mlbs)	($/oz, $/lb) [b]	($/oz, $/lb) [b]	($M) [c]	($M) [c]
Nevada [a]	1,700 - 1,800	$600 - $650	$600 - $650	$525 - $575	$525 - $575
La Herradura	200 - 250	$650 - $700	$650 - $700	$125 - $175	$125 - $175
North America	1,900 - 2,000	$600 - $650	$600 - $650	$675 - $725	$675 - $725
Yanacocha	475 - 525	$650 - $700	$600 - $650	$225 - $275	$100 - $150
La Zanja	40 - 50	-	-	-	-
Conga	-	-	-	$200 - $250	$100 - $125
South America	550 - 600	$650 - $700	$600 - $650	$425 - $525	$200 - $275
Boddington	700 - 750	$1,050 - $1,150	$850 - $950	$100 - $150	$100 - $150
Other Australia/NZ	925 - 975	$1,000 - $1,100	$950 - $1,050	$175 - $225	$175 - $225
Australia/New Zealand	1,625 - 1,725	$1,000 - $1,100	$900 - $1,000	$300 - $350	$300 - $350
Batu Hijau, Indonesia[d]	20 - 30	$2,100 - $2,300	$900 - $1,000	$75 - $125	$25 - $75
Ahafo	525 - 575	$550 - $600	$550 - $600	$350 - $400	$350 - $400
Akyem	50 - 100	$450 - $500	$450 - $500	$225 - $275	$225 - $275
Africa	625 - 675	$525 - $575	$525 - $575	$600 - $650	$600 - $650
Corporate/Other	-	-	-	$20 - $30	$20 - $30
Total Gold	4,800 - 5,100	$750 - $825	$675 - $750	$2,200 - $2,400	$1,900 - $2,100
Boddington	70 - 80	$2.75 - $2.95	$2.45 - $2.65	-	-
Batu Hijau	75 - 90	$4.70 - $5.10	$2.20 - $2.40	-	-
Total Copper	150 - 170	$4.05 - $4.40	$2.25 - $2.50
[a] Nevada CAS includes by-product credits from an estimated 30-40 million pounds of copper production at Phoenix, net of treatment and refining charges.

[b] 2013 Attributable CAS Outlook is $750 - $825 per ounce inclusive of stockpile write-downs or $675-$750 per ounce exclusive of stockpile write-downs. CAS Outlook is inclusive of hedge gains and losses.

[c] Excludes capitalized interest of approximately $142 million, consolidated and attributable.
[d] Assumes Batu Hijau economic interest of 44.56% for 2013, subject to final divestiture obligations.

2013 Expense Outlook
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)
General & Administrative	$180 - $230	$180 - $230
DD&A excluding stockpile write-downs	$1,050 - $1,100	$900 - $950
DD&A including stockpile write-downs	$1,250 - $1,300	$1,000 - $1,050
Exploration Expense	$250 - $300	$225 - $275
Advanced Projects & R&D	$300 - $350	$250 - $300
Other Expense	$250 - $300	$200 - $250
Sustaining Capital	$1,300 - $1,400	$1,100 - $1,200
Interest Expense	$225 - $275	$200 - $250
Tax Rate	5% - 10%	5% - 10%
All-in sustaining cost excluding stockpile write-downs ($/ounce)[a,b]	$1,100 - $1,200	$1,100 - $1,200
All-in sustaining cost including stockpile write-downs ($/ounce)[a,b]	$1,200 - $1,300	$1,200 - $1,300

[a] All-in sustaining cost (“AISC”) is a non-GAAP metric defined by the World Gold Council (“WGC”) as the sum of costs applicable to sales, remediation costs (include operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, other expense, net of one-time adjustments and sustaining capital, less copper sales. See pages 15-17 for a description of this metric. Note that in accordance with the changes to the AISC definition adopted by the WGC in June 2013 the Company has updated its metric to include remediation costs, which were not included in the AISC outlook previously presented by the Company.

[b] All-in sustaining cost per ounce is calculated by dividing all-in sustaining cost by the midpoint of estimated sales, less non-consolidated interests in La Zanja and Duketon and development ounces.

________________________________
[1] Non-GAAP measure. See reconciliation at the end of this release to costs applicable to sales which was $2,697M and $2,019M for the six months ended June 30, 2013 and 2012, respectively.
[2] Amounts reported are on a consolidated basis, unless otherwise indicated.
[3] Non-GAAP measure. See reconciliation at the end of this release to costs applicable to sales which was $1,653M and $1,002 for the three months ended June 30, 2013 and 2012, respectively.
4 CAS excludes Amortization and Reclamation and remediation. See reconciliation at the end of this release.
[5] Outlook reported in this release constitutes forward looking statements. See footnote 8 and cautionary statement at the end of this release.
[6] Payable on September 27, 2013 to shareholders of record as of September 5, 2013.
[7] Includes 14,000 and 5,000 attributable ounces in the second quarter 2013 and 2012, respectively, from our interest in Duketon.

[8] 2013 Outlook and 2013 Expense Outlook referenced in this release are based upon management’s good faith estimates as of July 25, 2013 and are considered “forward-looking statements.” References to outlook guidance are based on current mine plans, assumptions including, without limitation, metal prices, oil, prices, Australian dollar exchange rate, current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the “Cautionary Statement” on page 15 and in the section entitled “Risk Factors” in the Company’s Form 10-K.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Sales	$1,993	$2,229	$4,170	$4,912

Costs and expenses
Costs applicable to sales (1)	1,653	1,002	2,697	2,019
Amortization	415	248	682	479
Reclamation and remediation	18	16	36	32
Exploration	76	106	135	194
Advanced projects, research and development	46	82	98	184
General and administrative	54	57	110	111
Write -downs	2,261	-	2,262	-
Other expense, net	77	126	176	246
	4,600	1,637	6,196	3,265
Other income (expense)
Other income, net	50	36	76	69
Interest expense, net	(70)	(71)	(135)	(123)
	(20)	(35)	(59)	(54)
Income (loss) before income and mining tax and other items	(2,627)	557	(2,085)	1,593
Income and mining tax benefit (expense)	325	(175)	144	(518)
Equity income (loss) of affiliates	(3)	(11)	(7)	(30)
Income (loss) from continuing operations	(2,305)	371	(1,948)	1,045
Income (loss) from discontinued operations	74	-	74	(71)
Net income (loss)	(2,231)	371	(1,874)	974
Net loss (income) attributable to noncontrolling interests	212	(92)	170	(205)
Net income (loss) attributable to Newmont stockholders	$(2,019)	$279	$(1,704)	$769

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(2,093)	$279	$(1,778)	$840
Discontinued operations	74	-	74	(71)
	$(2,019)	$279	$(1,704)	$769
Income (loss) per common share
Basic:
Continuing operations	$(4.21)	$0.56	$(3.58)	$1.69
Discontinued operations	0.15	-	0.15	(0.14)
	$(4.06)	$0.56	$(3.43)	$1.55
Diluted:
Continuing operations	$(4.21)	$0.56	$(3.58)	$1.67
Discontinued operations	0.15	-	0.15	(0.14)
	$(4.06)	$0.56	$(3.43)	$1.53

Cash dividends declared per common share	$0.35	$0.35	$0.775	$0.70
_________________________________________________________
(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating activities:
Net income (loss)	$(2,231)	$371	$(1,874)	$974
Adjustments:
Amortization	415	248	682	479
Stock based compensation and other non-cash benefits	19	19	38	36
Reclamation and remediation	18	16	36	32
Income (loss) from discontinued operations	(74)	-	(74)	71
Write-downs	2,261	-	2,262	-
Impairment of marketable securities	7	8	11	32
Deferred income taxes	(508)	67	(519)	12
Gain on asset sales, net	-	-	(1)	(10)
Other operating adjustments and write-downs	559	34	632	106
Net change in operating assets and liabilities	(173)	(412)	(461)	(768)
Net cash provided from continuing operations	293	351	732	964
Net cash used in discontinued operations	(5)	(4)	(11)	(8)
Net cash provided from operations	288	347	721	956
Investing activities:
Additions to property, plant and mine development	(610)	(882)	(1,120)	(1,578)
Acquisitions, net	(5)	(11)	(13)	(22)
Sale of marketable securities	-	106	1	106
Purchases of marketable securities	-	(53)	(1)	(196)
Proceeds from sale of other assets	24	1	49	13
Other	(7)	(20)	(21)	(37)
Net cash used in investing activities	(598)	(859)	(1,105)	(1,714)
Financing activities:
Proceeds from debt, net	907	(3)	987	3,343
Repayment of debt	(534)	(34)	(534)	(1,941)
Payment of conversion premium on debt	-	-	-	(172)
Proceeds from stock issuance, net	1	13	2	15
Sale of noncontrolling interests	-	-	32	-
Acquisition of noncontrolling interests	(4)	-	(10)	-
Dividends paid to noncontrolling interests	(2)	(3)	(2)	(3)
Dividends paid to common stockholders	(174)	(174)	(385)	(347)
Other	(2)	1	(3)	(1)
Net cash provided from (used in) financing activities	192	(200)	87	894
Effect of exchange rate changes on cash	(12)	(3)	(16)	1
Net change in cash and cash equivalents	(130)	(715)	(313)	137
Cash and cash equivalents at beginning of period	1,378	2,612	1,561	1,760
Cash and cash equivalents at end of period	$1,248	$1,897	$1,248	$1,897

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30,	At December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$1,248	$1,561
Trade receivables	257	283
Accounts receivable	289	577
Investments	628	86
Inventories	803	796
Stockpiles and ore on leach pads	738	786
Deferred income tax assets	215	195
Other current assets	844	1,661
Current assets	5,022	5,945
Property, plant and mine development, net	16,244	18,010
Investments	485	1,446
Stockpiles and ore on leach pads	2,729	2,896
Deferred income tax assets	1,188	481
Other long-term assets	808	872
Total assets	$26,476	$29,650
LIABILITIES
Debt	$48	$10
Accounts payable	551	657
Employee-related benefits	261	339
Income and mining taxes	60	51
Other current liabilities	1,278	2,084
Current liabilities	2,198	3,141
Debt	6,726	6,288
Reclamation and remediation liabilities	1,471	1,457
Deferred income tax liabilities	806	858
Employee-related benefits	598	586
Other long-term liabilities	439	372
Total liabilities	12,238	12,702

EQUITY
Common stock	789	787
Additional paid-in capital	8,431	8,330
Accumulated other comprehensive income (loss)	(71)	490
Retained earnings	2,077	4,166
Newmont stockholders’ equity	11,226	13,773
Noncontrolling interests	3,012	3,175
Total equity	14,238	16,948
Total liabilities and equity	$26,476	$29,650

Regional Operating Statistics
Production Statistics Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Consolidated gold ounces produced (thousands):
North America
Nevada	383	378	765	813
La Herradura	54	59	109	113
	437	437	874	926
South America
Yanacocha	291	390	577	756

Australia/New Zealand
Boddington	171	180	347	342
Other Australia/New Zealand	233	207	478	472
	404	387	825	814

Indonesia
Batu Hijau	13	16	27	38

Africa
Ahafo	139	132	264	307
	1,284	1,362	2,567	2,841

Consolidated copper pounds produced (millions):
Boddington	16	18	35	32
Batu Hijau	36	42	76	85
	52	60	111	117

Attributable gold ounces produced (thousands):
North America
Nevada	383	378	765	813
La Herradura	54	59	109	113
	437	437	874	926
South America
Yanacocha	150	200	296	388
Other South America Equity Interests	17	13	32	26
	167	213	328	414

Australia/New Zealand
Boddington	171	180	347	342
Other Australia/New Zealand	233	207	478	472
Other Asia Pacific Equity Interests	14	5	29	9
	418	392	854	823

Indonesia
Batu Hijau	6	8	13	19

Africa
Ahafo	139	132	264	307
	1,167	1,182	2,333	2,489

Attributable copper pounds produced (millions):
Asia Pacific
Boddington	16	18	35	32
Batu Hijau	18	20	37	41
	34	38	72	73

CAS and Capital Expenditures
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$691	$718	$730	$663
La Herradura	784	569	750	574
	702	697	732	652
South America
Yanacocha	662	466	616	462

Asia Pacific
Boddington	1,307	947	1,086	862
Other Australia/New Zealand	1,124	880	1,042	812
	1,206	910	1,062	837
Indonesia
Batu Hijau	5,299	943	3,682	924

Africa
Ahafo	596	583	577	575
Average	$885	$681	$824	$649
Attributable to Newmont	$889	$711	$837	$672
Copper
Costs Applicable to Sales ($/pound)(1)
Boddington	$3.25	$2.79	$2.78	$2.34
Batu Hijau	11.23	2.20	7.71	2.08
Average	$8.53	$2.35	$5.75	$2.14
Attributable to Newmont	$7.13	$2.40	$4.87	$2.17

(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Consolidated Capital Expenditures ($ million)
North America
Nevada	$137	$213	$243	$370
La Herradura	45	8	64	29
	182	221	307	399
South America
Yanacocha	41	150	89	243
Conga	75	195	161	342
Other South America	16	(7)	37	20
	132	338	287	605
Asia Pacific
Boddington	29	29	54	52
Other Australia/New Zealand	40	67	80	137
Other Asia Pacific	2	5	3	8
	71	101	137	197
Indonesia
Batu Hijau	33	28	56	61

Africa
Ahafo	56	58	116	108
Akyem	91	104	159	189
	147	162	275	297
Corporate and Other	7	6	7	17
Total - Accrual Basis	$572	$856	$1,069	$1,576
Change in Capital Accrual	38	26	51	2
Total - Cash Basis	$610	$882	$1,120	$1,578
Attributable to Newmont (Accrual Basis)	$499	$674	$919	$1,260

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income (loss) to GAAP Net Income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) attributable to Newmont stockholders	$(2,019)	$279	$(1,704)	$769
Loss (income) from discontinued operations	(74)	-	(74)	71
Impairments/asset sales, net	1,497	7	1,501	24
Tax valuation allowance	535	-	535	-
Restructuring and other	11	-	16	-
Boddington contingent consideration	-	8	-	8
TMAC transaction costs	-	-	30	-
Adjusted net income (loss)	$(50)	$294	$304	$872
Adjusted net income (loss) per share, basic	$(0.10)	$0.59	$0.61	$1.76
Adjusted net income (loss) per share, diluted	$(0.10)	$0.59	$0.61	$1.74

Net income (loss) attributable to Newmont stockholders for the three and six months ended June 30, 2013 was impacted by stockpile and leach pad write-downs of $272 and $275, respectively, net of tax and minority interest, which is not reflected in the table above.

CAS per Ounce/Pound

CAS per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the CAS of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable CAS is based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable CAS per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. CAS per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable CAS per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Costs applicable to sales:
Consolidated per financial statements(1)	$1,178	$894	$2,127	$1,796
Noncontrolling interests(2)	(128)	(96)	(208)	(187)
Attributable to Newmont	$1,050	$798	$1,919	$1,609

Gold sold (thousand ounces):
Consolidated	1,331	1,313	2,583	2,768
Noncontrolling interests(2)	(150)	(191)	(290)	(373)
Attributable to Newmont	1,181	1,122	2,294	2,395

Costs applicable to sales per ounce:
Consolidated	$885	$681	$824	$649
Attributable to Newmont	$889	$711	$837	$672
(1)Includes by-product credits of $48 and $88 in the second quarter and first six months of 2013, respectively and $48 and $106 in the second quarter and first six months of 2012, respectively. Also includes stockpile and leach pad write-downs of $48 at Yanacocha, $86 at Boddington, $47 at Other Australia/New Zealand, and $366 at Batu Hijau.
(2)Relates to partners' interests in Batu Hijau and Yanacocha.

Costs applicable to sales per pound
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Costs applicable to sales:
Consolidated per financial statements(1)	$475	$108	$570	$223
Noncontrolling interests(2)	(213)	(36)	(237)	(80)
Attributable to Newmont	$262	$72	$333	$143

Copper sold (million pounds):
Consolidated	56	46	99	104
Noncontrolling interests(2)	(19)	(16)	(31)	(38)
Attributable to Newmont	37	30	68	66

Costs applicable to sales per pound:
Consolidated	$8.53	$2.35	$5.75	$2.14
Attributable to Newmont	$7.13	$2.40	$4.87	$2.17
(1)Includes by-product credits of $1 and $2 in the second quarter and first six months of 2013, respectively and $2 and $5 in the second quarter and first six months of 2012, respectively. Also includes stockpile and leach pad write-downs of $48 at Yanacocha, $86 at Boddington, $47 at Other Australia/New Zealand, and $366 at Batu Hijau.
(2)Relates to partners' interests in Batu Hijau.

Net attributable costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Attributable costs applicable to sales:
Gold	$1,050	$798	$1,919	$1,609
Copper	262	72	333	143
	1,312	870	2,252	1,752

Copper revenue:
Consolidated	(148)	(130)	(283)	(363)
Noncontrolling interests(1)	51	45	87	134
	(97)	(85)	(196)	(229)
Net attributable costs applicable to sales	$1,215	$785	$2,056	$1,523

Attributable gold ounces sold (thousands)	1,181	1,122	2,294	2,395
Net attributable costs applicable to sales per ounce	$1,029	$700	$896	$636

(1)Relates to partners' interests in Batu Hijau.

All-In Sustaining Costs

The World Gold Council (“WGC”) is a non-profit association of the world’s leading gold mining companies, established in 1987 to promote the use of gold from industry, consumers and investors. The WGC has worked with its member companies to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of a gold mining company regarding its expenditures, operating performance and the ability to generate cash flow from operations. Newmont is a member company of the WGC and has been working with the fellow members and the WGC to develop an all-in sustaining cash cost measure. In June 2013, WGC’s Board approved the “all-in sustaining cash-cost non-GAAP measure” as a measure to increase investor’s visibility by better defining the total costs associated with producing gold. The WGC is not a regulatory industry organization and does not have the authority to develop accounting standards or disclosure requirements.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs and attributable all-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers.

All-in sustaining costs amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles and policies applied, in accounting frameworks such as International Financial Reporting Standards (“IFRS”). Differences may also arise related to a different definition of sustaining versus development capital activities based upon each company’s internal policy.

In determining All-in sustaining costs, the cost associated with producing and selling an ounce of gold is reduced by the benefit received from the sale of copper pounds. This is consistent with how we determine “Net attributable costs applicable to sales” per ounce. We determined “sustaining capital” as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations or related to projects at existing operations where these projects will enhance production or reserves are considered development. All other costs related to existing operations are considered sustaining and are included in our All-in sustaining cost non-GAAP financial measure. These costs include the income statement line items Costs applicable to sales, General and administrative, Exploration, Advanced projects, research and development and Other expense, net. However, we exclude certain expenses from Other expense, net to be consistent with the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss), above. In addition we add in remediation costs and sustaining capital expenditures. The sum of these costs, less copper sales is divided by gold ounces sold to determine a per ounce amount. Attributable all-in sustaining costs are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the noncontrolling interest.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Costs		Advanced		Other			All-In	Ounces	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Sustaining	Copper	Sustaining	Sold	Costs
June 30, 2013	to Sales(1)(2)	Costs(3)	Exploration	Administrative	Net(4)	Capital(5)	Sales	Costs	(000)(6)	per ounce(2)

Nevada	$276	$4	$28	$-	$3	$78	$-	$389	399	$975
La Herradura	42	-	15	-	-	41	-	98	54	1,815
Other North America	-	-	-	-	1	-	-	1	-
North America	318	4	43	-	4	119	-	488	453	1,077

Yanacocha	197	23	10	-	23	33	-	286	296	966
Other South America	-	-	5	-	-	-	-	5	-
South America	197	23	15	-	23	33	-	291	296	983
Attributable to Newmont								152	152	1,000

Boddington	314	2	-	-	-	29	(49)	296	193	1,534
Other Australia/New Zealand	263	5	12	-	16	37	-	333	235	1,417
Australia/New Zealand	577	7	12	-	16	66	(49)	629	428	1,470

Batu Hijau	476	3	5	-	7	33	(99)	425	12	35,417
Other Indonesia	-	-	-	-	1	-	-	1	-
Indonesia	476	3	5	-	8	33	(99)	426	12	35,500
Attributable to Newmont								207	6	34,500

Ahafo	85	1	11	-	7	30	-	134	142	944
Akyem	-	-	2	-	-	-	-	2	-
Other Africa	-	-	5	-	1	-	-	6	-
Africa	85	1	18	-	8	30	-	142	142	1,000

Corporate and Other	-	-	29	54	(5)	6	-	84	-
Consolidated	$1,653	$38	$122	$54	$54	$287	$(148)	$2,060	1,331	$1,548
Attributable to Newmont(6)								$1,702	1,181	$1,441
(1)Excludes Amortization and Reclamation and remediation.
(2)Includes stockpile and leach pad write-downs of $48 at Yanacocha, $86 at Boddington, $47 at Other Australia/New Zealand, and $366 at Batu Hijau.
(3)Remediation costs include operating accretion and amortization of asset retirement costs.
(4)Other expense, net is adjusted for restructuring of $21.
(5)Excludes capital expenditures for the following development projects: Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.
(6)Excludes our attributable production from La Zanja and Duketon.

	Costs		Advanced		Other			All-In	Ounces	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Sustaining	Copper	Sustaining	Sold	Costs
June 30, 2012	to Sales(1)	Costs(2)	Exploration	Administrative	Net(3)	Capital(4)	Sales	Costs	(000)(5)	per ounce(2)

Nevada	$258	$3	$43	$-	$5	$173	$-	$482	361	$1,335
La Herradura	33	-	11	-	-	7	-	51	59	864
Other North America	-	-	1	-	2	-	-	3	-
North America	291	3	55	-	7	180	-	536	420	1,276

Yanacocha	177	9	18	-	20	145	-	369	380	971
Conga	-	-	12	-	-	-	-	12	-
Other South America	-	-	19	-	-	-	-	19	-
South America	177	9	49	-	20	145	-	400	380	1,053
Attributable to Newmont								215	194	1,108

Boddington	195	2	2	-	1	29	(42)	187	164	1,140
Other Australia/New Zealand	182	5	22	-	16	52	-	277	206	1,345
Australia/New Zealand	377	7	24	-	17	81	(42)	464	370	1,254

Batu Hijau	81	3	7	-	10	28	(88)	41	12	3,417
Other Indonesia	-	-	-	-	(4)	-	-	(4)	-
Indonesia	81	3	7	-	6	28	(88)	37	12	3,083
Attributable to Newmont								16	6	2,667

Ahafo	76	(1)	11	-	6	21	-	113	131	863
Akyem	-	-	5	-	-	-	-	5	-
Other Africa	-	-	3	-	-	-	-	3	-
Africa	76	(1)	19	-	6	21	-	121	131	924

Corporate and Other	-	-	34	57	6	6	-	103	-
Consolidated	$1,002	$21	$188	$57	$62	$461	$(130)	$1,661	1,313	$1,265
Attributable to Newmont(5)								$1,455	1,121	$1,298
(1)Excludes Amortization and Reclamation and remediation.
(2)Remediation costs include operating accretion and amortization of asset retirement costs.
(3)Other expense, net is adjusted for Hope Bay care and maintenance of $52 and Boddington contingent consideration of $12.
(4)Excludes capital expenditures for the following development projects: Phoenix Copper Leach, Turf Vent Shaft, Emigrant, Yanacocha Bio Leach, Conga, Merian, Tanami Shaft, Ahafo Mill Expansion, and Akyem for 2012.
(5)Excludes our attributable production from La Zanja and Duketon.

Consolidated Spending ($M)	Six Months Ended June 30,
	2013	2012
Cost applicable to sales(1)	2,149	2,019
Advanced projects, research and development, and Exploration	233	378
General and administrative	110	111
Other expense, net(2)	103	132
Sustaining capital	525	842
Consolidated Spending	$3,120	$3,482
(1) Cost applicable to sales is adjusted to exclude the Q2 2013 stockpile write-down adjustment of $548 to the six months ended June 30, 2013, from $2,697.

(2) Other expense, net is adjusted for restructuring of $30, TMAC transaction costs of $45, and Hope Bay care and maintenance of ($2) for 2013; and Hope Bay care and maintenance of $102 and other acquisition costs of $12 for 2012.

Conference Call Information

A conference call will be held on Friday, July 26, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	866-397-1429
Intl Replay Number	203-369-0536
Replay Passcode	2013

Webcast Details
URL	http://services.choruscall.com/links/newmont130726.html

The second quarter 2013 results and related financial and statistical information will be available after the market close on Thursday, July 25, 2013 on the “Investor Relations” section of the Company’s web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including 2013 Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future consolidated and attributable capital expenditures, and all-in sustaining cost; (iv) plans and expectations to reduce costs and expenditures; and (v) expectations regarding the development, growth and exploration potential of the Company’s projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2012 Annual Report on Form 10-K, filed on February 22, 2013, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. Investors are encouraged to review this release in conjunction with the Form 10-Q for the second quarter expected to be filed on or around July 25, 2013. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

CONTACT:
Newmont Mining Corporation
Investor Contacts
John Seaberg, 303-837-5743
john.seaberg@newmont.com
or
Allysa Howell, 303-837-6049
allysa.howell@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com
or
Diane Reberger, 303-967-9455
diane.reberger@newmont.com